EXHIBIT 23.3

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neoforma, Inc. of our report dated February 13, 2003 related to the consolidated financial statements of Neoforma Inc. and subsidiaries for the years ended December 31, 2002 and 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,”) appearing in the Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

January 25, 2005